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                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form F-4 of Delhaize Group of our report dated February 6, 2001 relating to the consolidated financial statements which appears in Delhaize America, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 30, 2000, our report dated February 9, 2000 relating to the consolidated financial statements which appears in Delhaize America, Inc.'s Annual Report on Form 10-K for the fiscal year ended January 1, 2000 and our report dated January 19, 2000 relating to the financial statements which appears in Hannaford Bros. Co.'s Annual Report on Form 10-K for the fiscal year ended January 1, 2000. We also consent to the reference to us under the headings "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP


April 13, 2001
Charlotte, North Carolina